Exhibit 99.1

                         CERTIFICATE OF DESIGNATION
                                     OF
                    SERIES B CONVERTIBLE PREFERRED STOCK
                                     OF
                              eUNIVERSE, INC.


                (Pursuant to Sections 78.035, 78.195, 78.196
                      of the Nevada Revised Statutes)


         eUniverse, Inc., a Nevada corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Articles of Incorporation of the Company (the "Articles of Incorporation"), there is hereby created, out of the 40,000,000 shares of preferred stock, par value $.10 per share, of the Company authorized in Article Fourth of the Articles of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 4,098,335 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

Section 1.      Designation of Amount.
         The shares of Preferred Stock created hereby shall be designated the "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the authorized number of shares constituting such series shall be 4,098,335. The Series B Preferred Stock shall rank senior to the Series A 6% Convertible Preferred Stock as to dividends, distributions or as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

Section 2.      Dividends.

          (a) The holders of the then outstanding shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, non-cumulative cash dividends, accruing on a daily basis from the Original Issuance Date (as hereinafter defined) through and including the date on which such dividends are paid at the annual rate of 8% (the "Applicable Rate") of the Liquidation Preference (as hereinafter defined) per share of the Series B Preferred Stock. The term "Original Issuance Date" means October 23, 2001. The cash dividends provided for in this
Section 2(a) are hereinafter referred to as "Base Dividends."

         (b) In addition to Base Dividends, in the event any dividends are declared or paid or any other distribution is made on or with respect to the common stock, par value $.001 per share ("Common Stock"), the holders of the Series B Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as additional dividends (the "Additional Dividends") an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holder would have received had the Series B Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend or distribution on the Common Stock, such Additional Dividends to be payable on the same payment date as the payment date for the dividend on the Common Stock established by the Board of Directors (the "Additional Dividend Payment Date"); provided, however, that if the Company declares and pays a dividend or makes a distribution on the Common Stock consisting in whole or in part of Common Stock, then no such dividend or distribution shall be payable in respect of the Series B Preferred Stock on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu thereof the anti-dilution adjustment in Section 5(e) below shall apply. The record date for any such Additional Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Additional Dividends shall be payable to the individual, entity or group (a "Person") in whose name the Series B Preferred Stock is registered at the close of business on the applicable record date.

         (c) No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment is made pursuant to Section 5(e)(iv) hereof), unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series B Preferred Stock in an amount determined as set forth in paragraph (b) above. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

         (d) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series B Preferred Stock.

Section 3.      Liquidation Preference.

         In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $2.60 per share of Series B Preferred Stock plus the amount of any accrued and unpaid Base Dividends as of such date, calculated pursuant to Section 2 and any declared but unpaid Additional Dividends as of such date (collectively, the "Liquidation Preference"). Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock, the holders of the Series A 6% Convertible Preferred Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series B Preferred Stock. After the Liquidation Preference has been paid in full pursuant to this
Section 3, the holders of the Series A 6% Convertible Preferred Stock shall be entitled to receive their liquidation preference as set forth in the First Amendment to the Certificate of Designation of the Series A 6% Convertible Preferred Stock. Following payment, first, to the holders of the Series B Preferred Stock of the full preferential amounts described in the first sentence of this Section 3 and, second, to the holders of the Series A 6% Convertible Preferred Stock of the full preferential amounts described in the First Amendment to the Certificate of Designation of the Series A 6% Convertible Preferred Stock, the remaining assets (if any) of the Company available for distribution to stockholders of the Company shall be distributed, subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior to the Common Stock as to distributions upon Liquidation, pro rata among (i) the holders of the then outstanding shares of Series B Preferred Stock (as if the Series B Preferred Stock had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive such distribution) and (ii) the holders of the Common Stock and any other shares of capital stock of the Company ranking on a parity with the Common Stock as to distributions upon Liquidation. If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series B Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata according to the number of then outstanding shares of Series B Preferred Stock held by each holder thereof. A Corporate Transaction (as hereinafter defined), shall at the election of the holders of a majority of the Series B Preferred Stock outstanding at the time constitute a Liquidation for purposes of this Section 3, other than an Excluded Corporate Transaction.

Section 4.      Voting Rights.

         (a) Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series B Preferred Stock:

                       (i) shall be entitled to vote together with the
              holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

                       (ii) shall have such other voting rights as are
              specified in the Articles of Incorporation or as otherwise provided by Nevada law; and

                       (iii) shall be entitled to receive notice of any
              stockholders' meeting in accordance with the Articles of Incorporation and By-laws of the Company.

                  For purposes of the voting rights set forth in this
Section 4(a), each share of Series B Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series B Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

         (b) The holders of Series B Preferred Stock shall have the exclusive right, voting separately as a single class, to elect the following number of members of the Board of Directors: one (1) member in the event the Board of Directors consists of one (1) to five (5) members; two (2) members in the event the Board of Directors consists of six (6) to eight (8) members; and three (3) members in the event the Board of Directors consists of nine (9) to eleven (11) members (each such member elected by the Series B Preferred Stockholders, a "Preferred Stock Director"). Except as permitted by Section 4(c) below in no event shall the total number of members of the Board of Directors exceed eleven (11). In any such election the holders of Series B Preferred Stock shall be entitled to cast one vote per share of Series B Preferred Stock held of record on the record date for the determination of the holders of Series B Preferred Stock entitled to vote on such election. The initial Preferred Stock Director(s) shall be Thomas Gewecke, and he is elected to serve until his successors are duly elected; and thereafter the Preferred Stock Directors shall be elected at the same time as other members of the Board of Directors. A Preferred Stock Director may only be removed by the written consent or affirmative vote of at least a majority of the Series B Preferred Stock. If for any reason a Preferred Stock Director shall resign or otherwise be removed from the Board of Directors, then his or her replacement shall be a person elected by the holders of the Series B Preferred Stock, in accordance with the voting procedures set forth in this
Section 4(b). The Preferred Stock Directors shall be appointed by the Board of Directors to serve on each committee of the Board of Directors at least in the same proportions that the number of Preferred Stock Directors bears to the total number of directors then comprising the entire Board of Directors.

         (c) So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, (i) amend, alter, waive or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Certificate of Designation, or By-laws of the Company or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock ranking either as to payment of dividends, distributions or as to distributions of assets upon Liquidation (x) prior to the Series B Preferred Stock, or (y) on a parity with the Series B Preferred Stock or
(iii) increase the size of the Board or Directors beyond eleven (11) members. The vote of the holders of at least two- thirds of the outstanding shares of Series B Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provision of this Resolution, in addition to any other vote of stockholders required by law.

         (d) So long as 550 Digital Media Ventures Inc. or any of its affiliates owns at least 1,442,308 shares of Series B Preferred Stock or Common Stock (as appropriately adjusted for any stock split, combination, reorganization, reclassification, stock dividend, stock distribution or similar event), the Company shall not, without the written consent or affirmative vote of at least two-thirds of the Board of Directors (i) enter into an agreement to, or consummate, a Corporate Transaction, (ii) enter into transactions which result in or require the Company to issue shares of its capital stock in excess of 5% (in any one transaction) or 12.5% (in the aggregate, in a series of transactions commencing on or after the Original Issuance Date) of the Company's issued and outstanding shares of capital stock, (iii) enter into transactions which result in or require the Company to pay (whether in cash, stock or a combination thereof) in excess of 5% (in any one transaction) or 12.5% (in the aggregate, in a series of transactions commencing on or after the Original Issuance Date) of the Company's then-current market capitalization, (iv) increase or decrease the number of authorized shares of capital stock, (v) directly or indirectly declare or pay any dividend or make any other distribution in respect thereof, or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any subsidiary, whether in cash or property or in obligations of the Company or any subsidiary, other than repurchases pursuant to an employee's employment or incentive agreement and upon an employee's termination and at a price not to exceed such employee's cost, (vi) increase or decrease the size of the Company's Board of Directors; provided that in no event shall the total number of members of the Board of Directors exceed (11).

Section 5.      Conversion Rights.

         (a) General. Subject to and upon compliance with the provisions of this Section 5, the holders of the shares of Series B Preferred Stock shall be entitled, at their option, at any time to convert all or any such shares of Series B Preferred Stock into a number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100,000th of a share) of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be determined by dividing (x) the Liquidation Preference of such Series B Preferred Stock as of the Conversion Date (as hereinafter defined) by (y) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 5).

         (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically convert, immediately upon the earlier of (1) the written consent of holders of more than 50% of issued and outstanding Series B Preferred Stock, and (2) the Company Election (each, an "Automatic Conversion Date") into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock (calculated as to each conversion to the nearest 1/100,000th of a share) to which a holder of Series B Preferred Stock shall be entitled upon such automatic conversion shall be determined by dividing (x) the Liquidation Preference of such Series B Preferred Stock as of the Automatic Conversion Date by (y) the Conversion Price in effect at the close of business on the Business Day immediately preceding such closing date. Such conversion shall occur automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series B Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

         (c) Conversion Price. The conversion price (the "Conversion Price") shall initially be $2.60, subject to adjustment from time to time in accordance with Section 5(e).

         (d) Fractions of Shares. Unless the holder of shares of Series B Preferred Stock being converted specifies otherwise, the Company shall issue fractional shares of Common Stock (carried out to seven decimal places) upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value (as hereinafter defined) of one share of Common Stock on the Conversion Date.

         (e) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                       (i) Upon Issuance of Common Stock. If the Company
              shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (other than an issuance of Common Stock as a dividend or in a split of or subdivision in respect of which the adjustment provided for in Section 5(e)(iv) applies), options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock (as defined below)) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance, then such Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

                                       (A)  the Conversion Price in effect
                                            immediately prior to the
                                            issuance of such Common Stock,
                                            options, rights or securities
                                            by

                                       (B)  a fraction o which (x) the
                                            denominator shall be the number
                                            of shares of Common Stock
                                            outstanding on a fully-diluted
                                            basis immediately after such
                                            issuance and (y) the numerator
                                            shall be the sum of (i) the
                                            number of shares of Common
                                            Stock outstanding on a
                                            fully-diluted basis immediately
                                            prior to such issuance and (ii)
                                            the number of additional shares
                                            of Common Stock which the
                                            aggregate consideration for the
                                            number of shares of Common
                                            Stock so offered would purchase
                                            at the Conversion Price.

                  For purposes of this Section 5(e), "fully diluted basis" shall be determined in accordance with the treasury stock method of computing fully diluted earnings per share in accordance with GAAP.

                       (ii) Upon Acquisition of Common Stock. If the
              Company or any subsidiary shall, at any time or from time to time after the Original Issuance Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock (other than shares of Series B Preferred Stock that are redeemed according to their terms), or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share greater than the Fair Market Value (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to the Company upon exercise, conversion or exchange) per share of Common Stock immediately prior to such event, then the Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

                                       (A)  the Conversion Price in effect
                                            immediately prior to such event
                                            by

                                       (B)  a fraction o which (x) the
                                            denominator shall be the Fair
                                            Market Value per share of
                                            Common Stock immediately prior
                                            to such event and (y) the
                                            numerator shall be the result
                                            of dividing:

                                               a) (1) the product of (A)
                                    the number of shares of Common Stock
                                    outstanding on a fully-diluted basis
                                    and (B) the Fair Market Value per share
                                    of Common Stock, in each case
                                    immediately prior to such event, minus
                                    (2) the aggregate consideration paid by
                                    the Company in such event (plus, in the
                                    case of such options, rights, or
                                    convertible or exchangeable securities,
                                    the aggregate additional consideration
                                    to be paid by the Company upon
                                    exercise, conversion or exchange), by

                                               b) the number of shares of
                                    Common Stock outstanding on a
                                    fully-diluted basis immediately after
                                    such event.

                       (iii) For the purposes of any adjustment of a
              Conversion Price pursuant to paragraphs (1) of this Section 5(e), the following provisions shall be applicable:

                            (1) In the case of the issuance of Common Stock
                  for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

                            (2) In the case of the issuance of Common Stock
                  for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

                            (3) In the case of the issuance of options to
                  purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire Excluded Stock):

                                       (A)  the aggregate maximum number of
                                            shares of Common Stock
                                            deliverable upon exercise of
                                            such options to purchase or
                                            rights to subscribe for Common
                                            Stock shall be deemed to have
                                            been issued at the time such
                                            options or rights were issued
                                            and for a consideration equal
                                            to the consideration
                                            (determined in the manner
                                            provided in subparagraphs (i)
                                            and (ii) above), if any,
                                            received by the Company upon
                                            the issuance of such options or
                                            rights plus the minimum
                                            purchase price provided in such
                                            options or rights for the
                                            Common Stock covered thereby;

                                       (B)  the aggregat maximum number of
                                            shares of Common Stock
                                            deliverable upon conversion of
                                            or in exchange for any such
                                            convertible or exchangeable
                                            securities or upon the exercise
                                            of options to purchase or
                                            rights to subscribe for such
                                            convertible or exchangeable
                                            securities and subsequent
                                            conversion or exchange thereof
                                            shall be deemed to have been
                                            issued at the time such
                                            securities, options, or rights
                                            were issued and for a
                                            consideration equal to the
                                            consideration received by the
                                            Company for any such securities
                                            and related options or rights
                                            (excluding any cash received on
                                            account of accrued interest or
                                            accrued dividends), plus the
                                            additional consideration, if
                                            any, to be received by the
                                            Company upon the conversion or
                                            exchange of such securities or
                                            the exercise of any related
                                            options or rights (the
                                            consideration in each case to
                                            be determined in the manner
                                            provided in paragraphs (i) and
                                            (ii) above);

                                       (C)  on any change in the number of
                                            shares or exercise price of
                                            Common Stock deliverable upon
                                            exercise of any such options or
                                            rights or conversions of or
                                            exchanges for such securities,
                                            other than a change resulting
                                            from the anti-dilution
                                            provisions thereof, the
                                            applicable Conversion Price
                                            shall forthwith be readjusted
                                            to such Conversion Price as
                                            would have been obtained had
                                            the adjustment made upon the
                                            issuance of such options,
                                            rights or securities not
                                            converted prior to such change
                                            or options or rights related to
                                            such securities not converted
                                            prior to such change been made
                                            upon the basis of such change;
                                            and

                                       (D)  no further adjustment of the
                                            Conversion Price adjusted upon
                                            the issuance of any such
                                            options, rights, convertible
                                            securities or exchangeable
                                            securities shall be made as a
                                            result of the actual issuance
                                            of Common Stock on the exercise
                                            of any such rights or options
                                            or any conversion or exchange
                                            of any such securities.

                       (iv) Upon Stock Dividends, Subdivisions or Splits.
              If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                       (v) Upon Combinations. If, at any time after the
              Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                       (vi) Upon Reclassifications, Reorganizations,
              Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split- up or combination of shares), or any consolidation or merger of the Company with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), each share of Series B Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series B Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Company shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such conversion.

                       (vii) Deferral in Certain Circumstances. In any case
              in which the provisions of this Section 5(e) shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event:

                           (1) issuing to the holder of any Series B
                  Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and

                           (2) paying to such holder any amount in cash in
                  lieu of fractional share of capital stock pursuant to
                  Section 5(d) above;

         provided, however, that the Company shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares and such cash.

                       (viii) Other Anti-Dilution Provisions. If the
              Company has issued or issues any securities on or after the Original Issuance Date containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Section 5, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth herein and, to the extent inconsistent with any provision herein, shall be deemed to be substituted therefor.

                       (ix) Appraisal Procedure. In any case in which the
              provisions of this Section 5(e) shall necessitate that the Appraisal Procedure be utilized for purposes of determining an adjustment to the Conversion Price, the Company may defer until the completion of the Appraisal Procedure and the determination of the adjustment:

                            (1) issuing to the holder of any share of
                  Series B Preferred Stock converted after the date of the event that requires the adjustment and before completion of the Appraisal Procedure and the determination of the adjustment, the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustment and

                            (2) paying to such holder any amount in cash in
                  lieu of a fractional share of capital stock pursuant to
                  Section 5(d) above

         ; provided, however, that the Company shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares and such cash.

                       (x) Exceptions. Section 5(e) shall not apply to (i)
              any issuance of Common Stock upon any grant or exercise of any warrants or options awarded to employees or directors of the Company pursuant to an employee stock option plan or stock incentive plan approved by the Board of Directors, (ii) any issuance of Common Stock upon conversion of the Preferred Stock, (iii) upon approval by the Preferred Stockholder, (x) any issuance of Common Stock or any grant of any warrants or options to purchase Common Stock as payment for services or compensation or (y) in connection with an asset or stock acquisition (collectively, the "Excluded Stock").

         (f) Exercise of Conversion Privilege.

                       (i) Except in the case of an automatic conversion pursuant to Section 5(b), in order to convert shares of Series B Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing such holder's shares of Series B Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company and (B) notify the Company at such office that such holder elects to convert Series B Preferred Stock and the number of shares such holder wishes to convert. Such notice referred to in clause (B) above shall be delivered substantially in the following form:

                    "NOTICE TO EXERCISE CONVERSION RIGHT

         The undersigned, being a holder of the Series B Convertible Preferred Stock of eUniverse, Inc. (the "Convertible Preferred Stock"), irrevocably exercises the right to convert ____________ outstanding shares of Convertible Preferred Stock on ___________, ____, into shares of Common Stock of eUniverse, Inc. In accordance with the terms of the shares of Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated:   [At least one Business Day prior to the date fixed for conversion]

Fill in for registration of shares of Common Stock if to be issued other than to the registered holder:


Name


Address



Please print name and                                         (Signature)
address, including postal
code number


Denominations:  _________"

                       (ii) Series B Preferred Stock shall be deemed to
              have been converted immediately prior to the close of business on the day (the "Conversion Date") of surrender of such shares of Series B Preferred Stock for conversion in accordance with the foregoing provisions (or, in the case of an automatic conversion pursuant to Section 5(b), the Automatic Conversion Date, and at such time the rights of the holders of such shares of Series B Preferred Stock as holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series B Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 5(d).

                       (iii) In the case of any certificate evidencing
              shares of Series B Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series B Preferred Stock equal to the unconverted portion of such certificate.

         (g) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided: (i) the Company shall compute the adjusted Conversion Price in accordance with Section 5(e) and shall prepare a certificate signed by the Treasurer or Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose or conversion of shares of Series B Preferred Stock; and (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to all holders at their last addresses as they shall appear in the stock register.

         (h) Notice of Certain Corporate Action. In case: (i) the Company shall take an action or an event shall occur, that would require a Conversion Price adjustment pursuant to Section 5(e); or (ii) the Company shall grant to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class; or
(iii) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or (v) the Company or any subsidiary shall commence a tender offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor); then the Company shall cause to be filed at each office or agency maintained for such purpose, and shall cause to be mailed to all holders at their last addresses as they shall appear in the stock register, at least 30 days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of the amendment thereto). Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series B Preferred Stock. Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (i) through (v) of this Section 5(h).

         (i) Company to Reserve Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series B Preferred Stock.

         Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series B Preferred Stock or that would cause the number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock to exceed (when taken together with all other outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue the full number of fully paid and non-assessable shares of Common Stock issuable upon conversion at such adjusted conversion price.

         (j) Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series B Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

         (k) Cancellation of Converted Series B Preferred Stock. All Series B Preferred Stock delivered for conversion shall be delivered to the Company to be canceled.

         (l) Certain Definitions. The following terms shall have the following respective meanings herein:

                  "Appraisal Procedure" if applicable, means the following procedure to determine the fair market value, as to any security, for purposes of the definition of "Fair Market Value" or the fair market value, as to any other property (in either case, the "Valuation Amount"). The Valuation Amount shall be determined in good faith jointly by the Board of Directors and the holders of more than 50% of the issued and outstanding shares of Series B Preferred Stock (the "Majority Holder"); provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days), the Valuation Amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board of Directors and the Majority Holder. If the Board of Directors and the Majority Holder are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Board of Directors and the Majority Holder, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Majority Holder. The arbitrator may consider, within the ten- day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the Majority Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within thirty days of its appointment, make its own determination of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the two Valuation Amounts closest together, as determined by the investment banking firm, from among the Valuation Amounts submitted by the Company and the Majority Holder and the Valuation Amount calculated by the investment banking firm. The determination of the final Valuation Amount by such investment-banking firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

                  "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

                  "Company Election" means the election by the Company to exercise its right to convert the Series B Preferred Stock into Common Stock within 60 days of the public filing by the Company on Form 10-K or 10-Q, as applicable, evidencing the Company's achievement of four (4) consecutive quarters (commencing after the Original Issuance Date) of individual quarterly Operating Profits equal to or greater than $750,000 in each of the four (4) consecutive quarters.

                  "Corporate Transaction" means a reorganization, merger, change of control or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company.

                  "Excluded Corporate Transaction" means a Corporate Transaction pursuant to which the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from, or the transferee Person, in such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns 100% of the Outstanding Company Common Stock or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

                  "Fair Market Value" means, as to any security, the Twenty Day Average of the average closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's length transactions). If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the "Fair Market Value" of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party. In determining the Fair Market Value of any class or series of Common Stock, a sale of all of the issued and outstanding Common Stock will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such stock or securities convertible into or exchangeable for shares of such stock; provided, however that such assumption will not include those securities, rights and warrants convertible into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value; provided, further, however, that Fair Market Value shall be determined with regard to the relative priority of each class or series of Common Stock (if more than one class or series exists). "Fair Market Value" means with respect to property other than securities, the "fair market value" determined in accordance with the Appraisal Procedure.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect from time to time.

                  "Operating Profits" means earnings before interest, taxes and purchase price amortization, adjusted to exclude non-recurring items, equity earnings/losses and minority interests.

                  "Outstanding Company Common Stock" means the then outstanding shares of Common Stock.

                  "Outstanding Company Voting Securities" means the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

                  "Twenty Day Average" means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

                  "Voting Stock" shall mean shares of Common Stock, Preferred Stock and any other class of securities of the Company having the power to elect directors to the Board of Directors and any other general voting power (and shall include any shares of Voting Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Voting Stock). Each share of Common Stock shall count as one share of Voting Stock, each share of Preferred Stock shall count as a number of shares of Voting Stock equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible and each share of any other class of securities of the Company constituting Voting Stock shall count as a number of shares of Voting Stock equal to the number of shares of Common Stock into which such share of Voting Stock is then convertible, exchangeable or exercisable, as the case may be.

                  "Voting Stock Equivalents" means any right, warrant, option or security of the Company which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Voting Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event. Each Voting Stock Equivalent shall count as a number of shares of Voting Stock equal to the number of shares of Common Stock into which such Voting Stock Equivalent is then convertible, exchangeable or exercisable.

Section 6.      Dividend Received Deduction.

         For federal income tax purposes, the Company shall report distributions on the Series B Preferred Stock as dividends, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes).

Section 7.      Preemptive Rights.

                In case the Company proposes at any time to issue or sell any Voting Stock, options, rights or warrants to purchase Voting Stock or Voting Stock Equivalents or any other securities (whether debt or equity) of the Company, other than Excluded Stock (collectively, the "Company Offered Securities"), the Company shall, no later than twenty-five (25) days prior to the consummation of such transaction (a "Preemptive Rights Transaction"), give notice in writing (the "Preemptive Rights Offer Notice") to each holder of Series B Preferred Stock of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser, and contain an offer (the "Preemptive Rights Offer") to sell to each holder of Series B Preferred Stock, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non-cash consideration, at the election of such holder of Series B Preferred Stock to whom the Preemptive Rights Offer is made, such holder of Series B Preferred Stock may pay cash equal to the value of such non-cash consideration), all or any part of such holder of Series B Preferred Stock's pro rata portion of the Company Offered Securities (which shall be a fraction of the Company Offered Securities determined by dividing the number of shares of outstanding Voting Stock owned by such holder of Series B Preferred Stock by the sum of
(i) the number of shares of outstanding Voting Stock owned by such holder of Series B Preferred Stock and (ii) the number of outstanding shares of Voting Stock not held by such holder of Series B Preferred Stock). If any holder of Series B Preferred Stock to whom a Preemptive Rights Offer is made fails to accept (a "Non-Responding Holder") in writing the Preemptive Rights Offer by the tenth (10th) day after the Company's delivery of the Preemptive Rights Offer Notice, such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction.



                          [Execution Page Follows]







                  IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Brad Greenspan, its Chairman & CEO, this 19th day of October, 2001.

                                               eUNIVERSE, INC.


                                               By: /s/ Brad D. Greenspan
                                                   --------------------------
                                                   Name:  Brad D. Greenspan
                                                   Title: Chairman and Chief
                                                          Executive Officer